INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 41 to Registration Statement No. 33-24962 of the American Skandia Trust of
our report dated February 9, 2001, appearing in the Statement of Additional Information which is a part of such Registration, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration
Statement.

Deloitte & Touche LLP
New York, New York
September 11, 2001